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                                                                    Exhibit 8.1

                       [LETTERHEAD OF WILLKIE FARR & GALLAGHER]



                                 October 4, 1999


Xomed Surgical Products, Inc.
6743 Southpoint Drive North
Jacksonville, FL  32216


Re: Agreement and Plan of Merger by and among MXS Merger Corp., Medtronic, Inc., and Xomed Surgical Products, Inc. dated as of August 26, 1999.

Ladies and Gentlemen:

     You have requested our opinion as to certain United States federal income tax consequences of the merger ("Merger") of MXS Merger Corp. ("Merger Subsidiary"), a Delaware corporation and a wholly-owned subsidiary of Medtronic, Inc. ("Parent"), a Minnesota corporation, with and into Xomed Surgical Products, Inc. ("Company"), a Delaware corporation. The Merger is being consummated pursuant to the Agreement and Plan of Merger by and among Parent, Merger Subsidiary and the Company dated as of August 26, 1999 ("Merger Agreement"). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

     In connection with rendering our opinion we have reviewed the Merger Agreement, including the Exhibits thereto, the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission on September 21, 1999, as amended, and such other documents and corporate records as we have deemed necessary or appropriate as a basis therefor. We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. We also have assumed that statements as to factual matters contained in the Proxy Statement/Prospectus are true, correct and complete, and will continue to be true, correct and complete through the Effective Time. Finally, we have relied on the representations made by Parent, Merger Subsidiary and the Company in tax certificates provided to us dated as of the date hereof and we have assumed that such representations will continue to be true, correct and complete through the Effective Time.

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     Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will be consummated in accordance with the terms of the Merger Agreement, it is our opinion that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be considered a party to the reorganization within the meaning of Section 368(b) of the Code.

     No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. Our opinion is based on current United States federal income tax law and administrative practice and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. We consent to the use of this opinion as an Exhibit to the Proxy Statement/Prospectus, and to the references to Willkie Farr & Gallagher under the captions "The Merger--Certain Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus. It is intended and understood that the shareholders of the Company will rely upon this opinion.

                                   Very truly yours,

                                   /s/ Willkie Farr & Gallagher

                                   WILLKIE FARR & GALLAGHER



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